EX-99.11

EX-99.11-Investment Management Services Agreement between CREF and TIAA-CREF Investment Management, LLC (as amended)


                     AMENDMENT TO THE INVESTMENT MANAGEMENT
                               SERVICES AGREEMENT

          Pursuant to Paragraph 11 of the Investment Management Services Agreement (the "Agreement") by and between TIAA-CREF Investment Management, LLC ("Management") and the College Retirement Equities Fund ("CREF"), dated December 17, 1991, as thereafter amended, and pursuant to resolution of a majority of the Trustees of CREF, including a majority of Trustees who are not certain parties to the Agreement or "interested persons" (as that term is defined in the Investment Company Act of 1940) of any such party to the Agreement, the parties to the Agreement mutually agree that the Agreement shall be amended as set forth below:

          Paragraph 7 of the Agreement is amended to read as follows:

          7.   REIMBURSEMENT

          For the services to be rendered and the expenses assumed by Management as provided herein, CREF shall reimburse Management for the cost of such services and the amount of such expenses through daily payments (as described below) based on an annual rate agreed upon from time to time between CREF and Management reflecting estimates of the cost of such services and expenses with the objective of keeping the payments as close as possible to actual expenses. As soon as is practicable after the end of each quarter (usually within 30 days), the amount necessary to correct any differences between the payments and the expenses actually incurred will be determined. This amount will be paid by or credited to Management, as the case may be, in equal daily installments over the remaining days in the quarter.

          For the services rendered and expenses incurred by Management as provided herein, the amount currently payable from the net assets of each Account each Valuation Day for each Calendar Day of the Valuation Period ending on that Valuation Day will be as follows:

          Stock Account:

                    0.0003288% (corresponding to an annual rate of 0.12% of its average daily net assets)

          Money Market Account:

                    0.0001644% (corresponding to an annual rate of 0.06% of its average daily net assets)

          Bond Market Account:

                    0.0003014% (corresponding to an annual rate of 0.11% of its average daily net assets)

          Social Choice Account:

                    0.0002466% (corresponding to an annual rate of 0.09% of its average daily net assets)

          Global Equities Account:

                    0.0004384% (corresponding to an annual rate of 0.16% of its average daily net assets)

          Growth Account:

                    0.0003836% (corresponding to an annual rate of 0.14% of its average daily net assets)

          Equity Index Account:

                    0.0002192% (corresponding to an annual rate of 0.08% of its average daily net assets)

          Inflation-Linked Bond Account:

                    0.0003014% (corresponding to an annual rate of 0.11% of its average daily net assets)

     For purposes of this Agreement, "Valuation Day," "Calendar Day," and "Valuation Period" shall be defined as specified in CREF's current Registration Statement.

          IN WITNESS WHEREOF, CREF and Management have caused this Agreement to be executed in their names and on their behalf and under their trust and corporate seals as of this _____ day of April, 2004 by and through their duly authorized officers.


                              COLLEGE RETIREMENT EQUITIES FUND
ATTEST:


/s/ Stewart P. Greene         By: /s/ Lisa Snow
----------------------            --------------------------------
Stewart P. Greene                 Lisa Snow
                                  Title: Vice President and Chief Counsel,
                                         Corporate Law and Secretary


                              TIAA-CREF INVESTMENT MANAGEMENT, LLC
ATTEST:


/s/ Lisa Snow                 By: /s/ Stewart P. Greene
----------------------            --------------------------------------
Lisa Snow                         Stewart P. Greene
                                  Title: Chief Counsel, Securities Law
                                         and Assistant Secretary